Exhibit 99.1

AVNET ANNOUNCES PRICING OF $550 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF NOTES

Phoenix, AZ – March 21, 2016 – Avnet, Inc. (NYSE: AVT) has announced the pricing of its offering of $550 million aggregate principal amount of 4.625% Notes due 2026 in a registered offering. The offering is expected to close on March 29, 2016, subject to customary closing conditions. Avnet intends to use the net proceeds from the sale of the notes for general corporate purposes, which may include the repayment or redemption of existing debt. J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mitsubishi UFJ Securities (USA), Inc. are joint book-running managers for the offering.

The notes are being offered pursuant to an effective shelf registration statement that was filed by the Company with the Securities and Exchange Commission and became effective immediately upon filing on November 13, 2015. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

The preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting J.P. Morgan Securities LLC at (212) 834-4533 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322. An electronic copy of the same may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

About Avnet, Inc.

From components to cloud and design to disposal, Avnet, Inc. (NYSE:AVT) accelerates the success of customers who build, sell and use technology globally by providing them with a comprehensive portfolio of innovative products, services and solutions. Avnet is a Fortune 500 company with revenues of $27.9 billion for the fiscal year 2015. For more information, please contact:

Investor Relations

Vincent Keenan, +1 480-643-7053

Vice President, Investor Relations

vincent.keenan@avnet.com